Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This second amendment to employment agreement (the “Amendment”) is made and entered into as of February 9, 2026, by and between DNA X, Inc. (formerly known as Sonim Technologies, Inc.), a Delaware corporation, (the “Company”), and Clay Crolius (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of December 8, 2023, as amended by that certain First Amendment to Employment Agreement, dated as of April 15, 2025 (as amended, the “Agreement”);

WHEREAS, the Company completed on January 23, 2026, the previously announced sale of substantially all of its assets related to the enterprise 5G solutions business (the “Asset Sale”), as described in the Company’s Current Report on Form 8-K filed January 27, 2026; and

WHEREAS, the Company and Executive desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

2. Acknowledgement of Triggering Event. Sonim and Executive acknowledge and agree that the completion of the Asset Sale constitutes a Change in Control for purposes of the Agreement.

3. RSU Award. The Agreement is hereby amended to add the following as a new Section 2(d):

(d)	“RSU Award. Upon execution of this Amendment, the Executive shall be awarded 35,000 restricted stock units (“RSUs”) under the Sonim Technologies, Inc. 2019 Equity Incentive Plan or any successor plan (the “EIP”) (the “2026 RSU Award”). Subject to the terms of the EIP and the applicable award agreement, the 2026 RSU Award shall vest in equal monthly installments over a one-year period, with the first installment vesting on the one-month anniversary of the grant date and each subsequent installment vesting on each monthly anniversary thereafter, subject to the Executive’s continued service through each applicable vesting date.”

4. COBRA Benefits. The Agreement is hereby amended to add the following as a new Section 9(b), and existing Section 9 shall be redesignated as Section 9(a):

(b)	if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Such reimbursement shall be paid to Executive on the first (1st) of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the six (6) month anniversary of the Date of Termination; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source.

5. No Other Amendments. This Amendment does not supersede the terms and conditions of the Employment Agreement, except to the extent expressly described herein.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

DNA X, Inc.

/s/ Michael Mulica
Name:	Michael Mulica
Title:	Acting CEO

/s/ Clay Crolius
Clay Crolius